Exhibit 99.1

Mesa Air Group Reports First Quarter Fiscal 2021 Results

February 9, 2021

PHOENIX, February 9, 2021 (GLOBE NEWSWIRE) -- Mesa Air Group, Inc. (NASDAQ: MESA) today reported first quarter fiscal 2021 financial and operating results.

Highlights for the quarter:

•	$18.9 million in pretax income and positive cash flow
•	Signed 5-year extension with American Airlines for 40 aircraft
•	Received $195 million loan under the CARES Act
•	Launched cargo operations for DHL with two 737-400F aircraft
•	Placed 12 new E-175 aircraft into service with United Airlines
•	Significant improvement in operational performance
•	No furloughs despite expiration of Payroll Support Program (PSP)

Mesa's Q1 2021 results reflect net income of $14.1 million, or $0.39 per diluted share, compared to net income of $10.8 million, or $0.31 per diluted share for Q1 2020. Mesa's Q1 2021 pre-tax income was $18.9 million, compared to $10.8 million for Q1 2020. Mesa's Q1 2021 adjusted pre-tax income1 was $18.0 million, compared to $14.3 million for Q1 2020. Mesa Q1 2021 results include, per GAAP, the deferral of $5.2 million of revenue, all of which was billed and paid by American and United during the quarter and will be recognized over the remaining terms of the contracts.  The primary reason for the $3.7 million increase in adjusted pre-tax income from Q1 2020 to Q1 2021 was $11.3 million of benefit from the Payroll Support Program (“PSP”) under the CARES Act offset by the $5.2 million of deferred revenue and the impact of a 26% reduction in Contract Revenue related to reduced flying as a result of COVID-19.

Additionally, Mesa's Adjusted EBITDA1 for Q1 2021 was $47.4 million, compared to $47.4 million in Q1 2020, and Adjusted EBITDAR1 was $57.5 million, compared to $58.8 million in Q1 2020.

“While 2020 has been a challenging year for the industry, we were pleased to remain profitable and cash flow positive. In addition, we implemented a number of important strategic initiatives with our partners at American, United, and DHL. Lastly and importantly, we avoided employee furloughs despite the expiration of the PSP program” said Jonathan Ornstein, Mesa’s Chairman and CEO. Brad Rich, Chief Operating Officer added, “Working closely with our partners and front-line employees, we added more regional aircraft, launched our 737 cargo operation, and improved overall reliability in our key contractual operational performance metrics.”

1 See Reconciliation of non-GAAP financial measures

December quarter details:

Contract Revenue decreased by $44.6 million or 26% to $127.2 million in Q1 2021 as compared to Q1 2020 primarily as a result of the reduced block hours as a result of COVID-19. Contract Revenue increased by $29.8 million or 31% as compared to our prior quarter primarily as a result of increased block hours. Total operating expense decreased by $33.5 million, or 21.3%, to $123.4 million in Q1 2021 as compared to Q1 2020.  The primary reason for the decrease was a $15.7 million lower flight operations expense due to reduced flying as a result of COVID-19 and $11.3 million benefit received through the PSP under the CARES Act. The Company recognized the benefit received through the PSP under the CARES Act as an offset to payroll expenses in Flight Operations, Maintenance and General and Administrative expense.

Fleet:

All of our operating revenue in the three months ended December 31, 2020 was derived from operations associated with our American and United Capacity Purchase Agreements and DHL Flight Services Agreement. For the three months ended December 31, 2020, 53% of our aircraft in scheduled service were operated for United, 46% for American and 1% was operated for DHL.

Below is our current and future fleet plan by partner and fleet type:

	Fiscal Year 2020		Fiscal Year 2021
Fleet Plan	Q3 (Jun '20)	Q4 (Sep '20)	Q1 (Dec '20)	Q2 (Mar '21)	Q3 (Jun '21)	Q4 (Sep '21)
	Actual	Actual	Actual	Forecast	Forecast	Forecast
E-175 - UA	60	60	72	76	80	80
CRJ-700 - UA	20	20	8	-	-	-
CRJ-900 AA	55	54	54	45	45	45
737-400F - DHL	-	-	2	2	2	2
Sub-total	135	134	136	123	127	127

Leased / Spares Support
CRJ-700 to be leased to Third Party	-	-	12	20	20	20
CRJ-900 Spares Support	9	10	10	19	18	18
CRJ-200 Spares Support	1	1	1	1	1	1
Total Fleet	145	145	159	163	166	166

Liquidity and Capital Resources:

Mesa ended the quarter at $181 million in unrestricted cash and equivalents compared to $99 million in Q4 FY2020. During the quarter, Mesa received $195 million from the U.S. Treasury as a five-year secured loan under the CARES Act. In November 2020, Mesa extinguished $164 million of aircraft debt utilizing $82 million of cash on hand and $82 million from United Airlines which was a prepayment under the Capacity Purchase Agreement. At the end of Q1 2021, the United prepayment balance was $48 million and was subsequently reduced to zero at the end of January 2021. In February 2021, the Company was granted $49 million in financial assistance by the U.S. Treasury under the Payroll Support Program Extension (“PSP2”) and received the first installment of $24 million in February 2021 with the balance expected to be received by the end of March. The Company is not required to issue any warrants or to repay any of the $49 million received under the PSP2 program. The PSP2 payments are conditioned on our agreement to refrain from conducting involuntary employee layoffs or furloughs through March 31, 2021 as well as prohibitions on share repurchases and dividends through March 31, 2022 and certain limitations on executive compensation.

Forward Guidance:

The Company is providing the following guidance for FY2021:

($ amounts in millions)	Fiscal Year 2020		Fiscal Year 2021
	Q3 (Jun '20)	Q4 (Sep '20)	Q1 (Dec '20)	Q2 (Mar '21)	Q3 (Jun '21)	Q4 (Sep '21)
	Actual	Actual	Actual	Forecast	Forecast	Forecast
Block Hours	31,622	57,622	69,247	76,000	85,000	89,000
Pass Through Maintenance	$(2.5)	$9.3	$19.7	$13.0	$12.0	$5.0
Non-Pass Through Engine and C Check	$2.8	$8.1	$8.3	$14.0	$14.0	$11.0
Deferred Revenue	$16.0	$7.8	$5.2	$3.7	$1.5	$0.2

Mesa Air Group will host a conference call with analysts on Monday, February 9 at 4:30 pm ET/1:30 pm PT. The conference call number is 888-469-2054 (Passcode: Phoenix). The conference call can also be accessed live via the web by visiting https://edge.media-server.com/mmc/p/ieyn2zi2. A recorded version will be available on Mesa's website approximately two hours after the call for approximately 14 days.

Reconciliation of non-GAAP financial measures

Although these financial statements are prepared in accordance with accounting principles generally accepted in the U.S. ("GAAP"), certain non-GAAP financial measures may provide investors with useful information regarding the underlying business trends and performance of Mesa's ongoing operations and may be useful for period-over-period comparisons of such operations. The tables below reflect supplemental financial data and reconciliations to GAAP financial statements for the three months ended December 31, 2020 and the three months ended December 31, 2019. Readers should consider these non-GAAP measures in addition to, not a substitute for, financial reporting measures prepared in accordance with GAAP. These non-GAAP financial measures exclude some, but not all items that may affect the Company's net income. Additionally, these calculations may not be comparable with similarly titled measures of other companies.

Reconciliation of GAAP versus Non-GAAP Disclosures (unaudited)

(In thousands, except for per diluted share)

	Three months ended December 31, 2020
	Income Before Taxes	Income Tax (Expense)/Benefit	Net Income	Net Income per Diluted Share
GAAP Income	$18,939	$(4,821)	$14,118	$0.39
FY21 Adjustments (1)	(950)	—	(950)
Adjusted Income	17,989	(4,821)	13,168	$0.36

Interest Expense	9,082
Interest Income	(126)
Depreciation and Amortization	20,470
Adjusted EBITDA	47,415

Aircraft Rent	10,048
Adjusted EBITDAR	57,463

	Three months ended December 31, 2019
	Income Before Taxes	Income Tax (Expense)/Benefit	Net Income	Net Income per Diluted Share
GAAP Income	$14,320	$(3,535)	$10,785	$0.31

Interest Expense	12,628
Interest Income	(58)
Depreciation and Amortization	20,552
EBITDA	47,442

Aircraft Rent	11,329
EBITDAR	58,771

1)	Includes adjustment for gain on extinguishment of debt

About Mesa Air Group, Inc.

Headquartered in Phoenix, Arizona, Mesa Air Group, Inc. ("Mesa" or the "Company") is a holding company whose principal subsidiary, Mesa Airlines, Inc. ("Mesa Airlines"), operates as a regional air carrier providing scheduled flight service to 116 cities in 42 states, the District of Columbia, the Bahamas, and Mexico as well as Cargo services out of Cincinnati/Northern Kentucky International Airport. As of December 31, 2020, Mesa operated a fleet of 159 aircraft with approximately 420 daily departures and 3,200 employees. Mesa operates all of its flights as either American Eagle, United Express, or DHL Express flights pursuant to the terms of the capacity purchase agreements entered into with American Airlines, Inc. (“American”) and United Airlines, Inc. (“United”) and flight services agreement (“DHL”).

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for Mesa Air Group, Inc.’s business, please refer to the periodic reports the Company files with the Securities and Exchange Commission from time to time. Many of the risks identified in the periodic reports have been and will continue to be heightened as a result of the ongoing and numerous adverse effects arising from the COVID-19 pandemic. These forward-looking statements herein speak only as of the date of this press release and should not be relied upon as predictions of future events. Mesa Air Group, Inc. expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in Mesa Air Group, Inc.’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

MESA AIR GROUP, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts) (Unaudited)

	Three Months Ended December 31,
	2020	2019
Operating revenues:
Contract revenue	$127,158	$171,800
Pass-through and other	23,213	12,236
Total operating revenues	150,371	184,036

Operating expenses:
Flight operations	36,964	52,644
Fuel	390	169
Maintenance	52,864	58,095
Aircraft rent	10,048	11,329
Aircraft and traffic servicing	901	1,064
General and administrative	13,073	12,996
Depreciation and amortization	20,470	20,552
CARES Act Grant Recognition	(11,311)	—
Total operating expenses	123,399	156,849
Operating income	26,972	27,187

Other (expenses) income, net:
Interest expense	(9,082)	(12,628)
Interest income	126	58
Other (expense) income, net	923	(297)
Total other (expense), net	(8,033)	(12,867)

Income before taxes	18,939	14,320
Income tax expense	4,821	3,535
Net income	$14,118	$10,785

Net income per share attributable to common shareholders
Basic	$0.40	$0.31
Diluted	$0.39	$0.31

Weighted-average common shares outstanding
Basic	35,531	35,023
Diluted	36,647	35,182

MESA AIR GROUP, INC.

Condensed Consolidated Balance Sheets

(In thousands, except shares) (Unaudited)

	December 31, 2020	September 30, 2020
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$181,300	$99,395
Restricted cash	3,634	3,446
Receivables, net	15,412	13,712
Expendable parts and supplies, net	22,760	22,971
Prepaid expenses and other current assets	12,897	16,067
Total current assets	236,003	155,591

Property and equipment, net	1,194,061	1,212,415
Intangibles, net	7,722	8,032
Lease and equipment deposits	1,851	1,899
Operating Lease right-of-use assets	114,666	123,251
Other Assets	514	742
TOTAL ASSETS	$1,554,817	$1,501,930

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt and financing leases	$99,745	$189,268
Current portion of deferred revenue	51,253	9,389
Current maturities of operating leases	44,712	43,932
Accounts payable	47,576	53,229
Accrued compensation	7,029	12,030
Other accrued expenses	37,581	45,478
Total current liabilities	287,896	353,326

NONCURRENT LIABILITIES:
Long-term debt and financing leases - excluding current portion	624,116	542,456
Noncurrent operating lease liabilities	53,570	62,531
Deferred credits	5,176	5,705
Deferred income taxes	69,111	64,275
Deferred revenue, net of current portion	26,504	14,369
Other noncurrent liabilities	4,147	1,409
Total noncurrent liabilities	782,624	690,745
Total liabilities	1,070,520	1,044,071

STOCKHOLDERS' EQUITY:
Preferred stock of no par value, 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock of no par value and additional paid-in capital, 125,000,000 shares authorized; 35,532,162 (2021) and 35,526,918 (2020) shares issued and outstanding, and 4,899,497 (2021) and 3,600,953 (2019) warrants issued and outstanding	255,092	242,772
Retained earnings	229,205	215,087
Total stockholders' equity	484,297	457,859
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,554,817	$1,501,930

Operating Highlights (unaudited)

	Three months ended
	December 31
	2020	2019	Change
Available Seat Miles (thousands)	1,670,943	2,735,386	-38.9%
Block Hours	69,247	115,562	-40.1%
Departures	35,344	62,725	-43.7%
Average Stage Length (miles)	637	573	11.2%
Passengers	1,829,714	3,697,138	-50.5%

Source: Mesa Air Group, Inc.

Mesa Air Group, Inc.

Investor Relations

Brian Gillman

Investor.Relations@mesa-air.com

(602) 685-4010